UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 12, 2019
Date of Report (Date of earliest event reported)
______________________________
New Relic, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________

Delaware	001-36766	26-2017431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
188 Spear Street, Suite 1200
San Francisco, California 94105
(Address of principal executive offices, including zip code)
(650) 777-7600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NEWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignations of Chief Revenue Officer and Chief Technology Officer

On September 12, 2019, Erica Schultz notified New Relic, Inc. (the “Company”) of her intent to resign from her position as the Company’s Chief Revenue Officer.

Also on September 12, 2019, Jim Gochee notified the Company of his intent to resign from his position as the Company’s Chief Technology Officer. On September 16, 2019, the Company announced that it entered into a Separation Agreement, dated September 13, 2019 (the “Separation Agreement”), with Mr. Gochee to govern the terms of his transition period through his final date of employment, which is expected to be November 16, 2019 (the “Separation Date”).

Pursuant to the Separation Agreement, Mr. Gochee will continue receiving his current base salary and benefits and continue vesting in his outstanding equity awards through the Separation Date, so long as he remains employed by the Company through such date. Mr. Gochee will also be entitled to (i) a cash payment equal to four (4) months base salary as of the Separation Date and (ii) up to four (4) months of continued COBRA premiums, in each case provided that he signs a release of claims following the Separation Date.

(c) Appointment of President and Chief Operating Officer

On September 16, 2019, the Company also announced that Michael Christenson has been appointed President and Chief Operating Officer of the Company, a newly created role, effective October 1, 2019. Mr. Christenson will report to Lew Cirne, Chief Executive Officer of the Company.

Mr. Christenson, age 60, has been a member of the Board of Directors of the Company (the “Board”) since August 2018. From 2010 to the present, Mr. Christenson has served as a Managing Director at Allen & Company, a private investment banking firm. From 2006 to 2010, Mr. Christenson served as President and Chief Operating Officer of CA, Inc., an enterprise systems management and security software company. In 2005, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Corporate Development. Prior to joining CA, Inc., Mr. Christenson was an investment banker at Salomon Brothers, Inc. and its successor firm, Citigroup Global Markets, Inc., from 1987 to 2004. Mr. Christenson currently serves on the board of directors of LogMeIn, Inc., a provider of cloud-based communications, collaboration, identity management, and customer support software. Mr. Christenson holds an M.B.A. from New York University and a B.A. in Chemistry from Rutgers University.

In connection with Mr. Christenson’s appointment as President and Chief Operating Officer, Mr. Christenson has entered into an offer letter, pursuant to which he will receive compensation, including an annual base salary of $400,000. Mr. Christenson will be eligible to receive an annual cash bonus, with a target bonus of 100% of his base salary, and participate in the Company’s long-term incentive opportunity, and will also be eligible to participate in the benefit plans and arrangements made available generally to the Company’s executive officers, including entering into a Change in Control and Severance Agreement and an Indemnification Agreement, all in a manner consistent with the compensation that the Company provides to its executive officers. Such compensation and benefit plans and arrangements are described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 10, 2019.

In addition, Mr. Christenson is also expected, upon commencement of his employment, to receive initial equity compensation grants under the Company’s 2014 Equity Incentive Plan, as amended, with an aggregate value of $10.0 million, split evenly between restricted stock units and stock options, in each case vesting over a four-year period.

Mr. Christenson will continue to serve on the Board.

There are no family relationships between Mr. Christenson and any director or executive officer of the Company, there is no arrangement or understanding between Mr. Christenson and any other person pursuant to which he was selected as an officer, and there are no relationships or related transactions between Mr. Christenson and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01  Regulation FD Disclosure.

On September 16, 2019, the Company issued a press release regarding these management changes, reaffirming revenue guidance for the second fiscal quarter of 2020 and updating full year fiscal 2020 revenue guidance. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

The information furnished with this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated September 16, 2019, issued by New Relic, Inc.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Relic, Inc.

Date: September 16, 2019	By:	/s/ Mark Sachleben
Mark Sachleben